Exhibit 10.7
FORTREA HOLDINGS INC.

2025 INDUCEMENT AWARD PLAN

NOTICE OF GRANT OF RESTRICTED STOCK UNIT AWARD

This Notice of Grant hereby evidences a grant of restricted stock units (the “Restricted Stock Units”) relating to shares of common stock, par value $0.001 per share, of Fortrea Holdings Inc., a Delaware corporation (the “Company”), to the Grantee named below, subject to the vesting and other conditions set forth below in this Notice of Grant. Additional terms and conditions of the grant are set forth in the attached Restricted Stock Unit Agreement (the “Agreement”) and in the Company’s 2025 Inducement Award Plan (as may be amended or amended and restated from time to time) (the “Plan”).
Grant Date: ________ __, 20__
Name of Grantee:
Number of shares of Stock underlying the Restricted Stock Units: ______________
Purchase Price per share of Stock: $______
Vesting Schedule: Subject to alternative vesting terms in the Agreement, ____________________ (each, a “Vesting Date”), provided Grantee has not had a Separation from Service prior to each such Vesting Date. The number of Restricted Stock Units that vest on each Vesting Date will be rounded to the nearest whole number, and Grantee cannot vest in more than the number of Restricted Stock Units set forth above.
By entering into this Agreement, you acknowledge and agree that prior to [Employment Commencement Date], you [were never employed by the Company OR have had a bona fide period of non-employment (as contemplated under the Inducement Listing Rule)], and that this grant of Restricted Stock Units was a material inducement to you to enter into an employment relationship with the Company. You further acknowledge that this award of Restricted Stock Units is being awarded as an inducement award pursuant to the Plan and in accordance with the Inducement Listing Rule.
This grant of Restricted Stock Units is subject to all of the terms and conditions described in this Notice of Grant, the Agreement and the Plan, a copy of which has been provided to you. You acknowledge that you have carefully reviewed the Agreement and the Plan, and agree that the Plan will control in the event any provision of this Notice of Grant or the Agreement should appear inconsistent. Certain capitalized terms used in this Notice of Grant that are not defined herein are defined in the Agreement or the Plan, and have the meanings set forth in the Agreement or the Plan, as applicable.
Grantee:    ___________________________________ Date:            (Signature)

Company:    ___________________________________ Date:_______________, 20__
    (Signature)

Title:        ___________________________________

FORTREA HOLDINGS INC.

2025 INDUCEMENT AWARD PLAN

RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Units
This Agreement and the Notice of Grant evidence an award of Restricted Stock Units in the number of shares of Stock set forth on the Notice of Grant, and subject to the vesting and other conditions described below, in the Plan and on the Notice of Grant (the “Restricted Stock Units”).
The Purchase Price for the shares of Stock underlying the Restricted Stock Units is deemed paid by your promise to perform future services to the Company.

Transfer of Restricted Stock Units
To the extent not yet vested, your Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of, whether by operation of law or otherwise, nor may your Restricted Stock Units be made subject to execution, attachment or similar process.

Standard Vesting Schedule
Your Restricted Stock Units shall vest in accordance with the vesting schedule shown on the Notice of Grant so long as you have not had a Separation from Service prior to the Vesting Dates set forth on the Notice of Grant.
No additional Restricted Stock Units will vest after your Separation from Service for any reason except as set forth in this Agreement.

Death, Disability, or Specified Terminations Following a Change in Control
Notwithstanding the vesting schedule set forth under “Standard Vesting Schedule” above, if you have (a) a Separation from Service as a result of your (i) death or (ii) Disability, or (b) a Separation from Service for Good Reason (as defined below) or by the Company without Cause (as defined below), in each case within 24 months after the consummation of a Change in Control, 100% of the Restricted Stock Units that remain unvested on such separation date will vest on the date of your Separation from Service.

Separation Without Cause or for Good Reason not Related to a Change in Control
Notwithstanding the vesting schedules set forth under “Standard Vesting Schedule” and “Death, Disability, or Specified Terminations Following a Change in Control” above, if you have an involuntary Separation from Service without Cause (as defined below), or you have incurred a voluntary Separation from Service for Good Reason (as defined below), in each case, on or after 6 months following the Grant Date but not within 24 months after a Change in Control, the Restricted Stock Units that were scheduled to vest in accordance with the Standard Vesting Schedule within 12 months immediately following said Separation from Service will vest upon the occurrence of such Separation from Service.
For purposes of this Agreement:
a) “Cause” means the following events: (i) an intentional act of fraud, embezzlement, theft, or any other material violation of law in connection with your duties or in the course of your employment with the Company; (ii) your conviction of or entering of a plea of nolo contendere to a felony; (iii) your alcohol intoxication on the job or current illegal drug use; (iv) your intentional wrongful damage to tangible assets of the Company; (v) your intentional wrongful disclosure of material confidential information of the Company and/or material breach of the provisions of the Company’s Confidentiality/Non-Competition/Non-Solicitation Agreement or any other noncompetition or confidentiality provisions covering your activities; (vi) your knowing and intentional breach of any employment policy of the Company, including but not limited to the Code of Conduct and Ethics; (vii) gross neglect or gross misconduct, disloyalty, dishonesty, or breach of trust, or failure in the performance of your duties that is not corrected to the Company’s satisfaction within 30 days of your receiving notice thereof, provided that a period to cure any issues is reasonable and/or feasible; or (viii) your misconduct that causes reputational harm to the Company.
b) “Good Reason” means, without your consent, (i) a material reduction in your base salary or target bonus as a percentage of your base salary; (ii) relocation to an office location more than 50 miles from your current office; or (iii) a material reduction in job responsibilities and duties or transfer to another job; provided, however, that Good Reason shall only be deemed to have occurred if (x) no later than 30 days after you learn of the circumstances constituting Good Reason, you provide written notice to the Company detailing the events that constitute Good Reason and your decision to terminate your employment with the Company, (y) the Company fails to cure such circumstances within 30 days after receipt of said notice (“Cure Period”), and (z) you actually have a Separation from Service within 30 days after the end of said Cure Period. Notwithstanding the foregoing, “Good Reason” shall not include a reduction in your base salary or target bonus where such reduction is pursuant to a Company-wide reduction of base salaries and/or target bonuses.

Forfeiture of Unvested Restricted Stock Units
Unless your Separation from Service triggers accelerated vesting or other treatment of your Restricted Stock Units pursuant to the terms of this Agreement, the Plan, or any other written agreement between the Company or an Affiliate and you, you will automatically forfeit to the Company all of the Restricted Stock Units that have not yet vested as of your Separation from Service.

Forfeiture of Rights
If you (a) should take actions in violation or breach of or in conflict with any (i) employment agreement, (ii) non-competition agreement, (iii) agreement prohibiting solicitation of employees or clients of the Company or any Affiliate, (iv) confidentiality obligation with respect to the Company or any Affiliate, (v) Company policy or procedure, including but not limited to the Code of Conduct and Ethics, or (vi) other agreement, or (b) if you incur a Separation from Service for Cause, or you otherwise engage in conduct that would constitute Cause, the Company has the right to cause an immediate forfeiture of (A) your rights to any outstanding Restricted Stock Units, and (B) with respect to the period commencing 36 months prior to your Separation from Service and ending 36 months following such Separation from Service (1) a forfeiture of any gain recognized by you upon the sale of any shares of Stock received as a result of the vesting of any Restricted Stock Units, and (2) a forfeiture of any vested shares of Stock held by you as a result of the vesting of any Restricted Stock Units. For the avoidance of doubt, any Confidentiality/Non-Competition/Non-Solicitation Agreement entered into before or concurrently with this Agreement is covered by this provision as are any other applicable agreements whether executed before or after this Agreement.
Moreover, nothing in this Agreement or the Plan shall prohibit you from (a) disclosing any confidential information to a government agency if you are required to produce the information pursuant to a subpoena, court order, administrative order or other legal process, (b) discussing terms and conditions of employment or engaging in other activities protected by the National Labor Relations Act, (c) communicating with the Securities and Exchange Commission about securities law violations, or (d) communicating with any other government entity or agency if such communication is to report a violation of applicable law.

Leaves of Absence
For purposes of this Agreement, you do not have a Separation from Service when you go on a bona fide employee leave of absence that was approved by your employer in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, you will be treated as having a Separation from Service 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. You will incur a Separation from Service in any event when the approved leave ends unless you immediately return to active employee work.
Your employer determines, in its sole discretion, which leaves count for this purpose, and when you have a Separation from Service for all purposes under the Plan, subject to applicable law. Notwithstanding the foregoing, the Company may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

Issuance of Stock
The shares of Stock underlying your vested Restricted Stock Units will be issued within 60 days following each Vesting Date; provided, however, that if you incur a Separation from Service on which all or some of your unvested Restricted Stock Units vest as provided in this Agreement, the shares of Stock underlying such vested Restricted Stock Units shall be issued within 60 days of the date of your Separation from Service.

Taxes
You agree, as a condition of this grant, that you will make acceptable arrangements to pay any applicable income taxes, employment taxes, social insurance, social contributions, national insurance contributions, other contributions, payroll taxes, levies, payment on account obligations and any other tax-related items (“Applicable Taxes”), that may be due as a result of grant or vesting of the Restricted Stock Units or the issuance of shares of Stock acquired under this grant. In the event that the Company or any Affiliate determines that any Applicable Taxes are required to be collected, withheld or accounted for relating to the grant or vesting of the Restricted Stock Units or the issuance of shares of Stock acquired from this grant, unless the Company provides notice of an alternate procedure in its discretion, you agree to facilitate the Company’s satisfaction of its withholding obligation by instructing a registered broker selected by the Company to sell the number of shares of Stock necessary to satisfy the Company’s withholding obligation, after deduction of the broker’s commission, and to remit the proceeds of such sale to the Company. Such sales shall be made pursuant to a mandatory “sell-to-cover” program instituted by the Company with no discretion on your part with respect to any sale.  If the proceeds of such a sale exceed the Company’s withholding obligation, the Company will pay the excess to you as soon as practicable.  If the proceeds of such a sale are less than the Company’s withholding obligation, you agree to pay any shortfall to the Company as soon as practicable, including through payroll withholding.  You acknowledge that the Company and the broker are under no obligation to arrange for such sale at any particular price.  In connection with the “sell-to-cover” program, you agree to execute any documents the broker may request to effectuate the sale of shares of Stock and satisfaction of the Stock and satisfaction of the Company’s withholding obligation.

Retention Rights
This Agreement and the Restricted Stock Units do not give you the right to be retained by the Company or any Affiliate in any capacity. The Company or any Affiliate reserves the right to terminate your Service at any time and for any reason, subject to applicable law.

Stockholder Rights
You, or your estate or heirs, have no rights as a stockholder of the Company until the shares of Stock have been issued upon vesting of your Restricted Stock Units and either a certificate evidencing your shares of Stock has been issued or an appropriate entry has been made on the Company’s books.

Insider Trading Policy
You acknowledge receipt of the Company’s Insider Trading Policy (the “Policy”), a copy of which has been provided to you. You agree to comply fully with the standards contained in the Policy (and related policies and procedures adopted by the company). You further understand that compliance with these standards, policies, and procedures is a condition of continued employment or association with the Company or any of its subsidiaries and that the Policy is only a statement of principles for individual and business conduct and does not, in any way, constitute an employment contract, an assurance of continued employment, or employment other than at-will. By acceptance of the Restricted Stock Units granted hereunder, you certify to your understanding of and intent to comply with the Policy.

Confidentiality/Non-Competition/Non-Solicitation Agreement
You acknowledge that you either (a) have entered into a Confidentiality/Non-Competition/Non-Solicitation Agreement with the Company or an Affiliate as of the date you accepted employment with the Company or an Affiliate or as of the date you were first granted Awards pursuant to the Plan, or (b) will concurrently enter into a Confidentiality/Non-Competition/Non-Solicitation Agreement if this Agreement and Notice of Grant relates to your first grant of an Award under the Plan. In consideration of the award of Restricted Stock Units granted pursuant to this Agreement, you agree to be bound by the obligations in, and covenant to comply with, such Confidentiality/Non-Competition/Non-Solicitation Agreement that you have either previously entered into with the Company or are entering into with the Company concurrently with this Agreement, and you further understand that a failure to comply with the Confidentiality/Non-Competition/Non-Solicitation Agreement’s terms and conditions may result in consequences as described in this Agreement.

Clawback
You acknowledge receipt of the Company’s Incentive Compensation Recoupment Policy (the “Recoupment Policy”). You agree that your Incentive Compensation (as defined in the Recoupment Policy), including Restricted Stock Units, is subject to the terms of the Recoupment Policy, which requires repayment by you to the Company of Incentive Compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of the Recoupment Policy. Notwithstanding anything in this Agreement to the contrary, you acknowledge and agree that this Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of any other clawback policy as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of the Company may be traded).

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan
The text of the Plan is incorporated in this Agreement by reference.
Certain capitalized terms used in this Agreement that are not defined herein or in the Notice of Grant are defined in the Plan, and have the meanings set forth in the Plan.
This Agreement, the Notice of Grant, and the Plan constitute the entire understanding between you and the Company regarding this grant of Restricted Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded; except that any written employment, consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement between you and the Company or any Affiliate shall supersede this Agreement with respect to its subject matter.
If there is any conflict between this Agreement and the Plan, or if there is any ambiguity in this Agreement, any term that is not defined in this Agreement or any matter as to which this Agreement is silent, in any such case, the Plan shall govern, including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan and (c) make all other determinations deemed necessary or advisable for the administration of the Plan.

Data Privacy
Data Protection (European Union/European Economic Area/United Kingdom)
The Company and/or any of its local subsidiaries or other Affiliates, including your employer, will process your personal data in connection with the Plan and this Agreement in accordance with the terms of the privacy notice previously provided to you.
In the event the Company and/or any of its local subsidiaries or other Affiliates may need to process information relating to your health or the identity of your spouse or civil partner in order to operate the Plan, the Company will seek your explicit consent (in the case of information relating to your health), or, their consent (in respect of information relating to the personal identity of your spouse or civil partner), where appropriate.
Data Protection (Jurisdictions other than European Union/European Economic Area/United Kingdom).
In order to administer the Plan, the Company may process personal data about you. The Company may instruct its Affiliates to administer the Plan on its behalf. For a list of the Company’s Affiliates from time to time please contact the Company’s Chief Legal Officer.
The Company may process the following personal data in connection with the administration of the Plan:
• information provided in this Agreement and any changes thereto;
•contact information such as your home and business addresses, telephone numbers and email address;
•payroll information;
•start and end dates of employment;
•information about your employment which is relevant to awards under the Plan (for example details of performance required for performance-based awards); and
•other personal data about you which is necessary for the administration of the Plan.
This information may be provided to the Company by you or your employer.
By accepting this grant, you give explicit consent to the Company to process any such personal data or use Affiliates to process data on its behalf.
You also give explicit consent to the Company and any Affiliate to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident participants, to the United States, to transferees who shall include the Company, any Affiliate and other persons who are designated by the Company to administer the Plan.
You are entitled to receive information about the processing of your personal data and to request that any incorrect data be rectified.

Notices
Any notices to be given under the terms of this Agreement shall be in writing and addressed to the Company at 8 Moore Drive, Durham, NC 27709, Attention: General Counsel, and to you at the address in the Company’s books and records, or at such address as either party may hereafter designate in writing to the other.

Consent to Electronic Delivery
The Company may choose to deliver certain statutory materials relating to the Plan as well as any other documents related to the grant in electronic form. By accepting this grant, you agree that the Company may deliver the Plan prospectus, the Company’s annual report, and other grant-related materials to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please email your request for paper copies to StockCompliance@Fortrea.com.

Electronic Signature
All references to signatures and delivery of documents in this Agreement can be satisfied by procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents, including this Agreement. Your electronic signature is the same as, and shall have the same force and effect as, your manual signature. Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

Code Section 409A
It is intended that the Restricted Stock Units comply with Section 409A of the Code and the guidance and regulations promulgated thereunder (“Section 409A”) or an exemption from Section 409A. To the extent that the Company determines that you would be subject to the additional taxes or penalties imposed on certain non-qualified deferred compensation plans pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional taxes or penalties. The nature of any such amendment shall be determined by the Company. Notwithstanding anything to the contrary in this Agreement or the Plan, to the extent required to avoid accelerated taxation and penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the 6-month period immediately following your Separation from Service will instead be paid on the first payroll date after the 6-month anniversary of your Separation from Service (or your death, if earlier). Each installment of Restricted Stock Units that vests under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Section 409A.
“Separation from Service” shall have the meaning set forth in Section 409A which includes when the Company reasonably anticipates that your level of Services will permanently decrease to no more than 20% of the average level of Services you have performed over the immediately preceding 36-month period (or such lesser period of your Service with the Company and its Affiliates), which shall be interpreted consistently with the provisions of Section 409A. It is intended that the Agreement comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Agreement will be interpreted and administered to be in compliance with Section 409A.

Additional Terms for Non-U.S. Grantees
Notwithstanding anything to the contrary in this Agreement, if you work and/or reside outside of the United States, you shall be subject to the Additional Terms and Conditions for Non-U.S. Grantees attached hereto as Addendum A and to any Country-Specific Terms and Conditions attached hereto as Addendum B. If you are a citizen or resident of a country (or are considered as such for local law purposes) other than the one in which you are currently working or residing or if you relocate to one of the countries included in the Country-Specific Terms and Conditions after the grant of the Restricted Stock Units, the special terms and conditions for such country will apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Additional Terms and Conditions for Non-U.S. Grantees and the Country-Specific Terms and Conditions constitute part of this Agreement and are incorporated herein by reference.

By electronically executing this Agreement, you agree to all of the terms and conditions described above, in the Plan, in the Confidentiality/Non-Competition/Non-Solicitation Agreement, in the Company’s Insider Trading Policy and in the Company’s Incentive Recoupment Policy.